Exhibit 3.1

Certificate of designation

OF

Series A Junior Participating Preferred Stock
OF
LIBERTY MEDIA CORPORATION

Pursuant to Section 78.1955 of the Nevada Revised Statutes

LIBERTY MEDIA CORPORATION, a corporation organized and existing under the Nevada Revised Statutes (the “Corporation”), in accordance with the provisions of Section 78.1955 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Articles of Incorporation of the Corporation, as filed with the Office of the Secretary of State of the State of Nevada on May 12, 2026 (as may be amended or restated from time to time, the “Articles of Incorporation”), on November 4, 2026, the Board of Directors adopted the following resolution creating a series of 30,000 shares of preferred stock of the Corporation designated as “Series A Junior Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation, the Board of Directors hereby authorizes that a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into common stock of the Corporation (in addition to any provisions set forth in the Articles of Incorporation applicable to the preferred stock of all series) be and hereby are fixed as follows:

Series A Junior Participating Preferred Stock

1.                  Designation and Amount. There shall be a series of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) that shall be designated as “Series A Junior Participating Preferred Stock”, and the number of shares constituting such series shall be 30,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and the filing of a certificate of amendment pursuant to Nevada Revised Statutes 78.1955 and Article IV, Section B.1(a) of the Articles of Incorporation without any vote of holders of Series A Junior Participating Preferred Stock; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.                  Dividends and Distributions.

(A)             Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for such purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 and (b) the sum of (1) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends plus (2) the Adjustment Number times the aggregate per share amount of all non-cash dividends and other distributions other than a dividend payable in shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”), or a subdivision or reclassification of the outstanding shares of Common Stock, in each case declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The “Adjustment Number” shall initially be 10,000. In the event the Corporation shall at any time after November 4, 2026 (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)              The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision or reclassification of the outstanding shares of Common Stock).

(C)              Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from and including the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from and including the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3.                  Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A)             Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation. The Series A Junior Participating Preferred Stock is hereby designated as a “Voting Security” (as defined in the Articles of Incorporation) for all purposes of Article IV of the Articles of Incorporation. Except as otherwise provided herein, in another certificate of designation creating a different series of Preferred Stock or as required by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class and/or series on all matters submitted to a vote of the stockholders of the Corporation.

(B)              Except as required by law, by the Articles of Incorporation or by Section 10 hereof, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.                  Certain Restrictions.

(A)             Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                 declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; or (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;

(ii)                declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)               purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior Participating Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine will result in fair and equitable treatment among the respective series or classes.

(B)              The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.                  Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other certificate of designation creating a series of Preferred Stock or as otherwise required by law.

6.                  Liquidation, Dissolution or Winding Up. (A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) $10.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation.

(B)              In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Junior Participating Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Junior Participating Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C)               Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

7.                  Consolidation, Merger, Etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock designated as Series A Common Stock in the Articles of Incorporation is changed or exchanged.

8.                  No Redemption. Shares of Series A Junior Participating Preferred Stock shall not be subject to redemption by the Corporation.

9.                  Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all series of Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless, in the case of any other series of Preferred Stock, the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

10.               Amendment. At any time that any shares of Series A Junior Participating Preferred Stock are outstanding, the Articles of Incorporation shall not be amended, by merger, consolidation or otherwise, in any way which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class and/or series.

11.                Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share in integral multiples of one ten-thousandth of a share of Series A Junior Participating Preferred Stock that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate this 4th day of November, 2026.

LIBERTY MEDIA CORPORATION

By:	/s/ Philip J. Boeckman
Name: Philip J. Boeckman
Title: Chief Legal Officer

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